Exhibit 23(a)

Brown & Brown, LLP | Boston | Westborough

Certified Public Accountants | Business and Financial Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 33-6300, 33-19372, 33-38928, 33-38925, 33-86726, 333-14607, 333-29949, 333-85988, and 333-99233 of MFIC Corporation (the “Company”) on Forms S-8 of our report dated March 1, 2006, except for Note 6, as to which the date is March 23, 2006, pertaining to the consolidated financial statements and schedules of MFIC Corporation which appears in the Annual Report on Form 10-K for the years ended December 31, 2005 and 2004.

Boston, Massachusetts

March 30, 2006

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